Exhibit 99.1

Flextronics contacts:

Thomas J. Smach

Chief Financial Officer

+1.408.576.7722

investor_relations@flextronics.com

Renee Brotherton

Senior Director of Corporate Marketing

+1.408.576.7189

renee.brotherton@flextronics.com

FLEXTRONICS ANNOUNCES FIRST QUARTER RESULTS

Quarterly Net Sales Up 6%; Quarterly GAAP EPS Up 40%

Singapore, July 25, 2006 – Flextronics (NASDAQ: FLEX) today announced results for its first quarter ended June 30, 2006 as follows:

(US$ in millions, except EPS)	Three Months Ended June 30,
	2006	2005
Net sales from continuing operations	$4,059	$3,823
GAAP net income	$85	$59
Net income, excluding intangible amortization, stock-based compensation expense, restructuring and other charges (1)	$104	$100
Diluted GAAP EPS	$0.14	$0.10
Diluted EPS, excluding intangible amortization, stock-based compensation expense, restructuring and other charges (1)	$0.18	$0.17

(1)	The reconciliation of non-GAAP results to GAAP results is illustrated in Schedule I attached to this press release. See Note 1 on Schedule III attached to this press release.

Quarterly Results

Net sales from continuing operations for the first quarter ended June 30, 2006 were $4.1 billion, which represents an increase of $236 million, or 6%, over the first quarter ended June 30, 2005.

Excluding intangibles amortization, restructuring and other charges which includes stock based compensation, net income for the first quarter ended June 30, 2006 increased 4% to $104 million, or $0.18 per diluted share, compared to $100 million, or $0.17 per diluted share, in the year ago quarter.

After-tax amortization, restructuring and other charges which includes stock based compensation amounted to $19 million in the current quarter compared to $41 million in the year ago quarter. GAAP net income amounted to $85 million, or $0.14 per diluted share, in the first quarter ended June 30, 2006, compared to $59 million, or $0.10 per diluted share, in the year ago quarter.

On a sequential basis, net sales from continuing operations increased by $528 million, or 15%, non-GAAP operating margin improved sequentially by 20 basis points to 3.1% and GAAP operating margin improved sequentially by 180 basis points. Return on Invested Tangible Capital (“ROITC”) improved to 30% in the first quarter ended June 30, 2006 from 26% in the year ago quarter while Return on Invested Capital (“ROIC”) improved to 10% from 9% in the year ago quarter.

“There has been a reacceleration of significant growth in our core EMS business, which includes design, vertically-integrated manufacturing services, components and logistics,” said Mike McNamara, chief executive officer of Flextronics. “Fiscal 2006 was a very strong year in terms of incremental business wins from both new and existing customers. As a result, we exceeded revenue and earnings expectations in the June quarter and have increased our revenue growth rate expectations for fiscal 2007 to approximately 25%.”

Guidance

For the second quarter ended September 30, 2006, revenue from continuing operations is expected to grow 25-30% on a year-over-year basis to a range of $4.7 billion to $4.9 billion and earnings are expected to grow 10-25% on a year-over-year basis to a range of $0.19-$0.21 per diluted share. For the fiscal year ended March 31, 2007, revenue from continuing operations is expected to grow in the range of 25% on a year-over-year basis to approximately $19 billion and earnings are expected to grow in the range of 15% on a year-over-year basis to approximately $0.80 per diluted share. Management emphasized that there is a range around the fiscal 2007 guidance as demand trends and the economy are dynamic.

GAAP earnings per diluted share are expected to be lower than the guidance provided herein by approximately $0.03 per diluted share per quarter reflecting quarterly intangible amortization and stock-based compensation expense.

2004 Award Plan for New Employees

On July 17, 2006, options to purchase an aggregate of 1,022,850 ordinary shares were granted from the 2004 Award Plan for New Employees. The options have an exercise price of $10.11 (equal to the closing price of our ordinary shares on the grant date, as quoted on the NASDAQ Global Market), will expire 10 years after the date of grant (or upon termination of employment, if earlier), and will become exercisable over four years, with the first 25% becoming exercisable on the first anniversary of the date of grant and the remainder becoming exercisable in equal monthly installments thereafter. Also on July 17, 2006, 105,000 share bonus awards were granted from the 2004 Award Plan for New Employees. The share bonus awards will vest in five equal annual installments beginning on the first anniversary of the grant date, and any unvested awards will expire upon termination of employment. All options and share bonus awards were granted to new employees.

Conference Call and Web Cast

A conference call hosted by Flextronics’ management will be held today at 1:30 p.m. PDT to discuss the Company’s financial results and its outlook. This call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com. Additional information in the form of a slide presentation that summarizes the quarterly results may also be found on the Company’s site. A replay of the broadcast will remain available on the Company’s website after the call.

Minimum requirements to listen to the broadcast are Microsoft Windows Media Player software (free download at http://www.microsoft.com/windows/windowsmedia/download/default.asp) and at least a 28.8 Kbps bandwidth connection to the Internet.

About Flextronics

Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to aerospace, automotive, computing, consumer digital, industrial, infrastructure, medical and mobile OEMs. With fiscal year 2006 revenues from continuing operations of US$15.3 billion, Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in over 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.

# # #

This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements related to revenue and earnings growth and the growth in our core EMS business. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks include that growth in our core EMS business may not occur as expected or at all; that we may not be able to obtain new customer programs, or that if we do obtain them, that they may not contribute to our revenue or profitability as expected or at all; competition in our industry; the challenges of international operations; our dependence on industries that continually produce technologically advanced products with short life cycles; our ability to respond to changes in economic trends, to fluctuations in demand for our customers’ products and to the short-term nature of our customers’ commitments; the challenges of effectively managing our operations; the challenges of integrating acquired companies or assets; our dependence on a small number of customers for the majority of our sales; our reliance on strategic relationships with major customers; the impact on our margins and profitability resulting from substantial investments and start-up and integration costs in our components, design and ODM capabilities; that we may not realize expected returns from our retained interests in divested businesses; that we may not be successful in redeploying cash proceeds from our recent and pending divestitures in a manner that achieves improved profitability; production difficulties, especially with new products; changes in government regulations and tax laws; our exposure to potential litigation relating to intellectual property rights, product warranty and product liability; the effects of customer bankruptcies; potential impairment of our intangible assets and the other risks described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Form 10-K, 10-Q and 8-K that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flextronics assumes no obligation to update these forward-looking statements.

SCHEDULE I

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (1)

(In thousands, except per share amounts)

	Three Months Ended June 30, 2006			Three Months Ended June 30, 2005
	Non-GAAP	Required Adjustments	GAAP	Non-GAAP	Required Adjustments	GAAP
Net sales	4,059,143		4,059,143	3,823,055		3,823,055
Cost of sales	3,822,527	620	3,823,147	3,573,142		3,573,142
Restructuring and other charges	—	—	—	—	27,572	27,572

Gross profit	236,616	(620)	235,996	249,913	(27,572)	222,341
Selling, general and administrative expenses	112,696	6,439	119,135	129,053		129,053
Restructuring and other charges	—	—	—	—	5,117	5,117

Operating income	123,920	(7,059)	116,861	120,860	(32,689)	88,171
Intangible amortization	—	7,228	7,228	—	8,935	8,935
Interest and other expense, net	26,794	2,406	29,200	23,865		23,865

Income before income taxes	97,126	(16,693)	80,433	96,995	(41,624)	55,371
Provision for (benefit from) income taxes	4,849	(103)	4,746	4,043	(5,450)	(1,407)

Net income from continuing operations	92,277	(16,590)	75,687	92,952	(36,174)	56,778
Income from discontinued operations (net of tax)	11,451	(2,635)	8,816	6,695	(4,766)	1,929

Net income	103,728	(19,225)	84,503	99,647	(40,940)	58,707

Earnings per share:
Net income from continuing operations:
Basic			0.13			0.10

Diluted			0.13			0.09

Income from discontinued operations:
Basic			0.02			0.00

Diluted			0.02			0.00

Net income:
Basic	0.18		0.15	0.18		0.10

Diluted	0.18		0.14	0.17		0.10

Shares used in computing per share amounts:
Basic	578,466		578,466	569,325		569,325

Diluted	586,005		586,005	598,298		598,298

SCHEDULE II

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2006	March 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$885,709	$942,859
Accounts receivable, net	1,762,020	1,496,520
Inventories	2,242,856	1,738,310
Deferred income taxes	10,488	9,643
Current assets of discontinued operations	93,066	89,509
Other current assets	568,055	620,095

	5,562,194	4,896,936
Property and equipment, net	1,699,895	1,586,486
Deferred income taxes	644,586	646,431
Goodwill and other intangibles, net	2,892,244	2,791,791
Non-current assets of discontinued operations	557,766	574,384
Other assets	529,752	462,379

	$11,886,437	$10,958,407

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Bank borrowings, current portion of long-term debt and capital lease obligations	$148,773	$106,099
Accounts payable	3,292,030	2,758,019
Current liabilities of discontinued operations	53,748	57,213
Other current liabilities	1,147,552	1,036,973

Total current liabilities	4,642,103	3,958,304
Long-term debt, net of current portion:
Zero Coupon Convertible Junior Subordinated Notes due 2009	195,000	195,000
1 % Convertible Subordinated Notes due 2010	500,000	500,000
6 1/2 % Senior Subordinated Notes due 2013	399,650	399,650
6 1/4 % Senior Subordinate Notes due 2014	376,064	384,879
Other long-term debt and capital lease obligations	187,659	9,446
Non-current liabilities of discontinued operations	24,480	30,578
Other liabilities	134,219	125,903
Total shareholders’ equity	5,427,262	5,354,647

	$11,886,437	$10,958,407

SCHEDULE III

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO PRESS RELEASE AND UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

(In thousands)

(1)	The non-GAAP financial measures disclosed in this press release exclude certain amounts that are included in the most directly comparable measures under Generally Accepted Accounting Principles (“GAAP”). Non-GAAP results exclude after-tax intangible amortization, stock-based compensation expense, restructuring and other charges or income. The Company recorded pre-tax intangible amortization expense of $10.3 million (including $3.1 million attributable to discontinued operations) and $14.6 million (including $5.7 million attributable to discontinued operations) during the quarters ended June 30, 2006 and 2005, respectively. The Company recognized $7.4 million (including $0.4 million attributable to discontinued operations) of stock-based compensation expense during the three months ended June 30, 2006 as a result of its adoption of SFAS 123(R) beginning on April 1, 2006. The Company also recorded pre-tax restructuring charges of $32.7 million during the quarter ended June 30, 2005, which were primarily related to the closures and consolidations of various manufacturing facilities. The $2.4 million of expense included in interest and other expense net during the quarter ended June 30, 2006 relates to intangible amortization expense associated with the Company’s equity in earnings of unconsolidated subsidiaries. The tax impacts related to all of these items and other non-operational tax adjustments amounted to a tax benefit of $0.9 million and $6.4 million in the quarters ended June 30, 2006 and 2005, respectively.

(2)	Return on invested capital (“ROIC”) divides after-tax operating income by a quarterly average of net invested capital. After-tax operating income excludes after-tax discontinued operations, intangible amortization, stock-based compensation expense, restructuring and other charges. Net invested capital is defined as total assets less current liabilities and non-operating assets. Non-operating assets includes cash and cash equivalents, short term investments, notes receivable, deferred income tax assets, net hedging assets, and other non-operating assets. Return on invested tangible capital (“ROITC”) is calculated in the same manner as ROIC except ROITC excludes net intangible assets and goodwill in the invested capital base.

We believe ROIC and ROITC are useful measures in providing investors with information regarding our performance. ROIC is a widely accepted measure of earnings efficiency in relation to total capital employed. We believe that increasing the return on total capital employed, as measured by ROIC, is an effective method to sustain and increase shareholder value. These are not measures of financial performance under generally accepted accounting principles in the U.S., and may not be defined and calculated by other companies in the same manner. These should not be considered in isolation or as an alternative to net earnings as an indicator of performance.

The following table reconciles ROIC and ROITC as calculated using non-GAAP after-tax operating income to the same performance measure calculated using the nearest GAAP measure, which is operating income from continuing operations:

	Three Months Ended June 30,
	2006	2005
ROIC
Non-GAAP	10.0%	9.2%
Restructuring and other charges	-0.6%	-2.4%
Discontinued operations	-0.2%	-0.2%

GAAP	9.2%	6.6%

ROITC
Non-GAAP	29.6%	26.2%
Restructuring and other charges	-1.6%	-6.9%
Discontinued operations	-0.7%	-0.7%

GAAP	27.3%	18.6%